Issuer Free Writing Prospectus, dated December 10, 2012

Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated December 10, 2012

Registration No. 333-171126

$250,000,000

Brown-Forman Corporation

10-Year Fixed Rate Senior Unsecured Notes

FINAL TERM SHEET

Issuer:	Brown-Forman Corporation
Principal Amount:	$250,000,000
Coupon:	2.250%
Maturity:	January 15, 2023
Public Offering Price:	99.345%
Yield to Maturity:	2.323%
Benchmark Treasury:	1.625% due 11/15/2022
Spread to Benchmark Treasury:	T + 70 basis points
Benchmark Treasury Price/Yield:	100-00+/1.623%
Interest Payment Dates:	The 15th day of each January and July
First Coupon:	July 15, 2013
Settlement:	T+2 (December 12, 2012)
Optional Redemption:

Prior to October 15, 2022, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed or (ii) the discounted present value of the notes being redeemed at the Treasury Rate plus 12.5 basis points.

On or after October 15, 2022, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes redeemed.

CUSIP/ISIN:	115637 AM2/ US115637AM27
Ratings (Moody’s / S&P / Fitch)*	A1/ A-/A+
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Deutsche Bank Securities Inc. Wells Fargo Securities, LLC
Co-Managers:	PNC Capital Markets LLC Loop Capital Markets LLC Mitsubishi UFJ Securities (USA), Inc. Rabo Securities USA, Inc. Scotia Capital (USA) Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.